Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Noodles & Company 2024 Inducement Plan of our reports dated March 7, 2024, with respect to the consolidated financial statements of Noodles & Company and the effectiveness of internal control over financial reporting of Noodles & Company included in its Annual Report (Form 10-K) for the year ended January 2, 2024, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Denver, Colorado
August 12, 2024